Exhibits 99.1


             Comdisco Announces Fiscal Third Quarter and Nine-Month
                                Financial Results


Rosemont, IL- August 15, 2003--Comdisco Holding Company, Inc. (OTC: CDCO) reported financial results for its fiscal third quarter and nine months ended June 30, 2003. Comdisco emerged from Chapter 11 on August 12, 2002. Under its Plan of Reorganization, Comdisco's business purpose is limited to the orderly runoff or sale of its remaining assets.

Operating Results: For the three months ended June 30, 2003, Comdisco reported net income of approximately $40 million, or $9.49 per common share (basic and diluted). Revenue for the three-month period totaled $77 million. For the nine months ended June 30, 2003, Comdisco reported net income of approximately $85 million, or $20.25 per common share (basic and diluted). Revenue for the nine-month period totaled $239 million. The per share results for Comdisco are based on the 4.2 million shares of common stock outstanding as of June 30, 2003. As a result of bankruptcy restructuring transactions, adoption of fresh-start reporting and multiple asset sales, Comdisco Holding Company Inc.'s financial results are not comparable to those of its predecessor company, Comdisco, Inc. Please refer to the company's quarterly report on Form 10-Q filed on August 14, 2003, for complete financial statements.

Information on Contingent Distribution Rights: The company is required to provide certain information to holders of contingent distribution rights (OTC:
CDCOR) distributed to holders of the cancelled common stock of Comdisco, Inc. The company's quarterly report on Form 10-Q discloses that, as of August 14, 2003, the percentage recovery to certain former creditors of Comdisco, Inc. is approximately 89 percent, after giving effect to all prior distributions made to the relevant creditors and the August 14, 2003 quarterly distribution from the disputed claims reserve. Please refer to the section titled "Contingent Distribution Rights" contained in the quarterly report on Form 10-Q for a complete discussion and important details.

Previous News Release: On August 4,2003, Comdisco issued a press release announcing that it had agreed on the final purchase price adjustments for the sale of its Electronics, Laboratory and Scientific, and Healthcare leasing portfolios to GE Commercial Equipment Financing ("GE CEF"). GE CEF also agreed to accelerate its contingent payment obligations based on various Electronics portfolio performance criteria by making a single cash payment and providing other consideration to Comdisco. The Electronics, Laboratory and Scientific, and Healthcare transactions closed during April, May and June of 2002. Comdisco also announced on August 4, 2003 that it expected to recognize a gain in excess of $30 million in its fourth quarter of fiscal 2003 as a result of these arrangements. Upon further review, Comdisco has decided to defer any recognition of gain related to the other consideration discussed above until cash payments with respect thereto have been received. As a result, Comdisco now expects to recognize a gain of approximately $7 million in its fourth quarter of fiscal 2003 and expects to recognize approximately $29 million of additional earnings as cash payments are received with respect to such other consideration.

About Comdisco
The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation. Within the next few years, it is anticipated that the company will have reduced all of its assets to cash and made distributions of all available cash to its common stock and contingent distribution rights holders in the manner and priorities set forth in the plan. At that point, it is expected that the company will cease operations as a going concern and that no further distributions will be made. Rosemont, IL-based Comdisco (www.comdisco.com) provided equipment leasing and technology services to help its customers maximize technology functionality and predictability, while freeing them from the complexity of managing their technology. Through its former Ventures division, Comdisco provided equipment leasing and other financing and services to venture capital backed companies.

Safe Harbor
The foregoing contains forward-looking statements regarding Comdisco. They reflect the company's current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases "expect," "estimate," and "anticipate" and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: uncertainties related to the company's bankruptcy plan of reorganization; the company's limited business purpose and the inherent uncertainty of its limited business plan; continuing volatility in the equity markets, which can affect the availability of credit and other funding sources to the high technology sector companies in the Ventures portfolio, resulting in the inability of those companies to satisfy their obligations in a timely manner and an increase in bad debt experience beyond current reserves; the company `s significant exposures to companies in the telecommunications, electronics, and other high technology industries that have been severely negatively impacted by the recent economic downturn; exposure to customer concentration risk; and exposure to foreign exchange rate fluctuations. Other risk factors are listed from time to time in the company's SEC reports, including, but not limited to, the reports on Form 10-K for the fiscal year ended September 30, 2002, Form 10-Q for the quarter ended December 31, 2002, Form 10-Q for the quarter ended March 31, 2003 and Form 10-Q for the quarter ended June 30, 2003. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:
Mary Moster (847) 518-5147